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                                                                   Exhibit 23.2

                          CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Connect M1-A1 Holdings Limited:

We consent to the inclusion in this Annual Report on Form 10-K/A of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC of our report dated September 22, 2006, with respect to the consolidated balance sheet of Connect M1-A1 Holdings Limited and subsidiary as of March 31, 2006, and the related consolidated statements of operations, shareholders' deficit and other comprehensive income (loss), and cash flows for the year ended March 31, 2006, and to the incorporation by reference of such report in the Registration Statement on Form S-8 (No. 333-125226) of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC.


KPMG LLP

London, England
October 13, 2006